NEWS RELEASE
For more information, contact:
Susan Bergesen susan.bergesen@flagstar.com
(248) 312-6237

Flagstar Commences $50 Million Accelerated Share Repurchase

Action reflects commitment to return excess capital to shareholders

TROY, Mich., January 31, 2019 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company (the Company”) for Flagstar Bank, FSB, today announced that as part of its previously announced intention to return capital to shareholders through dividends and share buybacks, the Company has entered into an accelerated share repurchase ("ASR") agreement with Wells Fargo Bank, N.A. ("Wells Fargo"), to repurchase up to $50 million of the Company's common stock.

The ASR program is expected to commence on February 1, 2019. Under the terms of the ASR, the Company will receive an initial delivery of approximately 1.3 million shares which represents 82 percent of the total number of shares expected to be repurchased pursuant to the ASR program, based on the closing price of $30.85 on January 31, 2019. The total number of shares to be repurchased will be based on the average of the Company’s daily volume-weighted average stock price, less a discount, during the term of the ASR program, which is expected to be completed by the end of the second quarter of 2019.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 75 retail locations in 24 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $175 billion of home loans representing nearly 827,000 borrowers. For more information, please visit flagstar.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SOURCE: Flagstar Bancorp, Inc.

For further information

ANALYSTS: Kenneth Schellenberg, Investor Relations, (248) 312-5741
MEDIA: Susan Bergesen, Corporate Communications, (248) 312-6237